Exhibit 10.39

EXECUTION VERSION

SECOND AMENDMENT

SECOND AMENDMENT, dated as of December 20, 2010 (this “Second Amendment”), to the Credit Agreement, dated as of April 20, 2007, as amended by the First Amendment thereto dated as of May 16, 2007 (the “Existing Credit Agreement”), among Apollo Management Holdings, L.P., a Delaware limited partnership (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the other parties party thereto.

W I T N E S S E T H:

WHEREAS, the Borrower desires to amend the Existing Credit Agreement to extend the maturity of certain of the Term Loans and make certain other changes set forth herein and in the Amended Credit Agreement (as defined below);

WHEREAS, each Lender holding Term Loans who executes and delivers this Second Amendment has agreed to extend the maturity of all or a portion of such Lender’s Term Loans in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, each Lender who executes and delivers this Second Amendment has agreed to amend the Loan Documents to reflect the terms set forth herein, subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein which are defined in the Amended Credit Agreement are used herein as therein defined.

2. Amendment and Restatement of the Existing Credit Agreement. Subject to the terms and conditions set forth herein, on the Second Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Amended Credit Agreement”), and the Administrative Agent is hereby directed by the Required Lenders to enter into such Loan Documents and to take such other actions as may be required to give effect to the transactions contemplated hereby. From and after the effectiveness of such amendment and restatement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Amended Credit Agreement, shall, unless the context otherwise requires, refer to the Existing Credit Agreement as amended and restated in the form of the Amended Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Amended Credit Agreement. The Required Lenders further consent to the entry by the Administrative Agent into the amendment of any Security Document deemed necessary or advisable by the Administrative Agent in connection with the Amended Credit Agreement.

3. Conditions to Effectiveness of this Amendment. This Second Amendment shall become effective on and as of the date (such date the “Second Amendment Effective Date”) when each of the following conditions has been satisfied or waived as set forth in Section 10.1 of the Existing Credit Agreement:

(a) The Administrative Agent (or its counsel) shall have received from each Loan Party either (A) a counterpart to this Second Amendment executed and delivered on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Second Amendment) that such party has executed and delivered a counterpart of this Second Amendment.

(b) The Administrative Agent (or its counsel) shall have received evidence of the execution and delivery by the Required Lenders (including all Affiliate Lenders) of this Second Amendment.

(c) The Borrower shall have, or shall have caused another Loan Party to, purchase from each Lender that has Term Loans that are being converted pursuant hereto into Extended Maturity Term Loans a portion of such Extended Maturity Term Loans equal to 20% thereof by payment, without set-off or counterclaim, of an amount in immediately available funds equal to the principal amount of such portion and accrued interest thereon to the Administrative Agent for the account of such Lender, and the Administrative Agent shall distribute such amount to such Lender promptly upon receipt. The parties hereto agree that each such purchase by the Borrower or such other Loan Party, as the case may be, shall be consummated on the same terms as are set forth in the form of Assignment and Assumption in Exhibit E to the Existing Credit Agreement (without the necessity of any execution and delivery of such an Assignment and Assumption), which terms (including the representations and warranties therein) are incorporated herein by reference and are made applicable to such purchase and the parties thereto. The Administrative Agent shall make appropriate entries in the Register reflecting the same.

(d) The Administrative Agent shall have received from the Borrower a consent fee payable for the account of each Lender who executes and delivers this Second Amendment at or prior to 5:00 p.m., New York City time on December 17, 2010 or such later date as the Borrower shall determine (the “Consent Deadline,” and each such Lender, a “Consenting Lender”) equal to 0.15% of the aggregate principal amount of the Term Loans held by such Consenting Lender as of the Consent Deadline that are converted into Extended Maturity Term Loans and not purchased by the Borrower (or any other Loan Party selected by the Borrower) pursuant to Section 3(c) of this Second Amendment.

(e) The Administrative Agent shall have received a legal opinion of O’Melveny & Myers LLP, counsel to the Borrower and the Guarantors, and legal opinions of local counsel in Guernsey and the Cayman Islands, each in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received a certificate of each Loan Party, dated the Second Amendment Effective Date, substantially in the form of Exhibit C to the Existing Credit Agreement, with appropriate insertions and attachments.

4. Certain Consequences of Effectiveness.

(a) On and after the Second Amendment Effective Date, the rights and obligations of the parties to the Existing Credit Agreement and each other Loan Document (as defined in the Existing Credit Agreement, the “Existing Loan Documents”) shall be governed by the Amended Credit Agreement and each Existing Loan Document as amended hereby and contemplated hereby to be amended; provided that the rights and obligations of the parties to the Existing Credit Agreement and the other Existing Loan Documents with respect to the period prior to the Second Amendment Effective Date shall continue to be governed by the provisions of the Existing Credit Agreement and Existing Loan Documents prior to giving effect to this Second Amendment and the amendments contemplated hereby. The Existing Credit Agreement and the other Existing Loan Documents, as specifically amended hereby and contemplated hereby to be amended, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.

(b) On the Second Amendment Effective Date, each Lender holding Term Loans that has executed and delivered this Second Amendment and has designated an aggregate principal amount of its Term Loans to be treated as Extended Maturity Term Loans (such amount, the “Extended Maturity Term Loan Amount”) shall have such aggregate principal amount automatically converted into an Extended Maturity Term Loan for purposes of the Amended Credit Agreement in a principal amount equal to its Extended Maturity Term Loan Amount.

(c) In the event that there are no Original Maturity Term Loans outstanding on the Second Amendment Effective Date (other than Original Maturity Term Loans held by Lehman) then the parties hereto agree, and instruct the Administrative Agent, that, notwithstanding anything in either the Collateral Agreement or Cash Collateral Agreement to the contrary, in the event of any realization or recovery upon the Collateral (including any Collateral held in the Cash Collateral Account), such realization or recovery shall first be distributed to the Senior Creditors for ratable application to the Obligations held by them before any distribution thereof shall be made to the other Lenders. For the avoidance of doubt, in the event that there are any Original Maturity Term Loans outstanding on the Second Amendment Effective Date (other than Original Maturity Term Loans held by Lehman), the terms of this Section 4(c) shall not apply at any time.

(d) Each Loan Party incorporated under the laws of the Island of Guernsey hereby irrevocably waives and abandons any right which it has or may at any time have under the existing or future laws of the Island of Guernsey pursuant to the principle of droit de discussion or otherwise to require that recourse be had to the assets of any other person before any action is taken under any Loan Document against it and further irrevocably waives and abandons any right it has or may have at any time under the existing or future laws of the Island of Guernsey pursuant to the principle of droit de division or otherwise to require that any person be made a party to any proceeding related to any Loan Document or that its liability under any Loan Document be divided or apportioned with any person or reduced in any manner whatsoever.

5. Miscellaneous.

(a) Representation and Warranties. Before and after giving effect to the amendments contained herein, on the Second Amendment Effective Date, the Borrower and each of the other Loan Parties hereby confirms that (i) this Second Amendment has been duly authorized, executed and delivered by the Borrower and each of the other Loan Parties, constitutes the legal, valid and binding obligations of the Borrower and each of the other Loan Parties enforceable against it in accordance with its terms and the terms of the Amended Credit Agreement, and will not violate the organizational documents of the Borrower and each of the other Loan Parties, (ii) each of the representations and warranties made by the Borrower and each of the other Loan Parties in or pursuant to the Existing Credit Agreement and the “Loan Documents” thereunder is true and correct in all material respects as if made on and as of the Second Amendment Effective Date with the same effect as though made on and as of the Second Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date), (iii) no Default or Event of Default has occurred and is continuing under the Existing Credit Agreement and no Default or Event of Default will occur as a result of this Second Amendment becoming effective, (iv) each Guarantor that is a party to the Existing Credit Agreement is a party to this Second Amendment and each Person required to become a Guarantor pursuant to Section 5.7 of the Existing Credit Agreement has become a Guarantor, (v) the audited special purpose combined balance sheet of the Loan Parties and their consolidated Subsidiaries for the fiscal year ending December 31, 2009 and the related audited special purpose combined statements of income and of cash flows for such year, reported on by Deloitte Touche Tohmatsu and furnished to the Administrative Agent pursuant to Section 5.1(a) of the Existing Credit Agreement, and the unaudited special purpose combined balance sheet of the Loan Parties and their consolidated Subsidiaries for the fiscal quarter ending September 30, 2010 and the related unaudited special purpose combined statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter furnished to the Administrative Agent pursuant to Section 5.1(b) of the Existing Credit Agreement have been prepared in accordance with GAAP, except for the Specified Exceptions, and (vi) since December 31, 2009, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect, and (vii) it is not in possession of any information regarding any Loan Party, its assets, its ability to perform its obligations or any other matters that may be material to a decision by any Lender to execute and deliver this Second Amendment or any transaction contemplated hereby, which information has not been previously disclosed to the Administrative Agent and the Lenders or to the general public.

(b) Effect. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Existing Credit Agreement shall remain unamended and not waived and shall continue to be in full force and effect.

(c) Counterparts. This Second Amendment may be executed and delivered by one or more of the parties to this Second Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(d) Severability. Any provision of this Second Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e) Integration. This Second Amendment and the other amendments to the Loan Documents contemplated hereby represent the agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

(f) GOVERNING LAW. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Borrower:

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	APOLLO MANAGEMENT HOLDINGS GP, LLC its General Partner

By:	/s/ Wendy Dulman
Name: Wendy Dulman
Title: Vice President

[Signature Page to Second Amendment]

Guarantors:

APOLLO MANAGEMENT, L.P.

By:	APOLLO MANAGEMENT GP, LLC its General Partner

By:	APOLLO MANAGEMENT HOLDINGS, L.P. its Manager

By:	APOLLO MANAGEMENT HOLDINGS GP, LLC its General Partner

By:	/s/ Wendy Dulman
Name: Wendy Dulman
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	APOLLO CAPITAL MANAGEMENT GP, LLC its General Partner

By:	APOLLO MANAGEMENT HOLDINGS, L.P. its Manager

By:	APOLLO MANAGEMENT HOLDINGS GP, LLC its General Partner

By:	/s/ Wendy Dulman
Name: Wendy Dulman
Title: Vice President

[Signature Page to Second Amendment]

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	APOLLO INTERNATIONAL MANAGEMENT GP, LLC its General Partner

By:	APOLLO MANAGEMENT HOLDINGS, L.P. its Manager

By:	APOLLO MANAGEMENT HOLDINGS GP, LLC
its General Partner

By:	/s/ Wendy Dulman
Name: Wendy Dulman
Title: Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	APOLLO PRINCIPAL HOLDINGS II GP, LLC
its General Partner

By:	/s/ Wendy Dulman
Name: Wendy Dulman
Title: Vice President

APOLLO PRINCIPAL HOLDINGS IV, L.P.

By:	APOLLO PRINCIPAL HOLDINGS IV GP, LTD.
its General Partner

By:	/s/ Wendy Dulman
Name: Wendy Dulman
Title: Vice President

[Signature Page to Second Amendment]

APOLLO PRINCIPAL HOLDINGS V, L.P.

By:	APOLLO PRINCIPAL HOLDINGS V GP, LLC its General Partner

By:	/s/ Wendy Dulman
	Name:	Wendy Dulman
	Title:	Vice President

APOLLO PRINCIPAL HOLDINGS IX, L.P.

By:	APOLLO PRINCIPAL HOLDINGS IX GP, LTD. its General Partner

By:	/s/ Wendy Dulman
	Name:	Wendy Dulman
	Title:	Vice President

AAA HOLDINGS, L.P.

By:	AAA HOLDINGS GP LIMITED its General Partner

By:	/s/ Barry Giarraputo
	Name:	Barry Giarraputo
	Title:	Director

[Signature Page to Second Amendment]

Administrative Agent:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Authorized Signatory
Name:
Title:

Securities Intermediary:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Second Amendment]

Exhibit A

EXECUTION VERSION

$1,000,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

APOLLO MANAGEMENT HOLDINGS, L.P.,

as Borrower,

The Guarantors Referred to Herein,

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of December 20, 2010

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., CREDIT SUISSE SECURITIES (USA)

LLC, DEUTSCHE BANK SECURITIES INC., MORGAN STANLEY SENIOR FUNDING, INC. AND

UBS SECURITIES LLC as Lead Arrangers and Bookrunners

TABLE OF CONTENTS

PAGE

i

ii

SCHEDULES:

1.1A	Commitments
1.1B	Confidential Information Memorandum Amendments
1.1C	Pro Forma EBITDA Adjustments
3.1(b)	Certain Apollo Management Companies
3.6	Litigation
3.13	UCC Filing Jurisdictions
6.1(c)	Existing Indebtedness
6.2(f)	Existing Liens
6.7(h)	Existing Investments

EXHIBITS:

A	Form of Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Guarantor Joinder Agreement
E	Form of Assignment and Assumption
F	Form of Legal Opinion of O’Melveny & Myers LLP
G	Form of Exemption Certificate
H	Form of Cash Collateral Agreement
3.1B	Report of Deloitte Touche Tohmatsu
I	Form of Term Loan Extension Notification

iii

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of December [    ], 2010, among Apollo Management Holdings, L.P., a Delaware limited partnership (the “Borrower”), the Guarantors party hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent.

Subject to the satisfaction or waiver of the conditions set forth in the Second Amendment, dated as of December [    ], 2010 (the “Second Amendment”), among the Borrower and the Lenders party thereto, the Existing Credit Agreement (as defined below) shall be amended and restated as provided herein.

SECTION 1 DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“AAA Holdings”: AAA Holdings, L.P., a Guernsey limited partnership.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Term Loan Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Additional Lender”: as defined in Section 2.3(a).

“Affiliate Lender”: any Loan Party which holds Term Loans.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Type of Original Maturity Term Loan, the rate per annum set forth under the relevant column heading below:

ABR Loans	Eurodollar Loans
0.50%	1.50%

and for each Type of Extended Maturity Term Loan, the rate per annum set forth under the relevant column heading below:

ABR Loans	Eurodollar Loans
3.25%	4.25%

provided, that on and after the first Adjustment Date occurring after the completion of a full fiscal quarter of the Borrower after the Closing Date (in the case of any Original Maturity Term Loans) or the Second Amendment Effective Date (in the case of any Extended Maturity Term Loans), the Applicable Margin with respect to Term Loans will be determined pursuant to the Applicable Pricing Grid; provided, further, that in the case of any Further Extended Maturity Term Loans, the definition of “Applicable Margin” and the definition of “Applicable Pricing Grid” shall each reflect the terms of the Pro Rata Extension Offer pursuant to which such Term Loans become such Further Extended Maturity Term Loans.

“Applicable Pricing Grid”: the table set forth below in the case of Original Maturity Term Loans:

Leverage Ratio (in each case to 1.00)	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
≥ 2.75	1.50%	0.50%
< 2.75, but ≥ 2.00	1.25%	0.25%
< 2.00	1.00%	0.00%

and the table set forth below in the case of Extended Maturity Term Loans:

Leverage Ratio (in each case to 1.00)	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
≥ 2.00	4.25%	3.25%
< 2.00	3.75%	2.75%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. To the extent that the Applicable Margin for any period is paid or billed based upon financial statements that substantially prove to have been incorrect, if corrected financial statements would show that a higher Applicable Margin applied for such period, the difference shall be payable by the Borrower on demand at any time.

“Apollo CM Carry Companies”: Apollo SVF Advisors, L.P., Apollo Value Advisors, L.P. and Apollo Asia Advisors, L.P. and any other material existing or future entities that hold carried interests in the Apollo Funds that are capital markets funds.

“Apollo Fund”: Apollo Investment Fund VI, L.P. (“Fund VI”), Apollo Investment Fund V, L.P. (“Fund V”), Apollo Investment Fund IV, L.P. (“Fund IV”), Apollo Investment Fund III, L.P. (“Fund III”), AP Alternative Assets, L.P., AAA Investments, L.P. (“AAA Fund”), AP Investment Europe Limited (“Europe Fund”), Apollo Strategic Value Master Fund, L.P. (“Strategic Value Fund”), Apollo Investment Corporation (“Investment Corporation”), Apollo Value Investment Master Fund, L.P. (“Value Investment Fund”), Apollo Asia Opportunity Master Fund, L.P. (“Asia Fund”) and any other existing or future pooled investment vehicle sponsored or managed by affiliates of any Loan Party which is a private equity or capital markets fund and any separate or managed account managed by affiliates of any Loan Party that primarily makes investments similar to those made by private equity or capital markets funds. For purposes hereof, “Apollo Fund” shall also include related master-feeder funds, parallel funds, co-investment partnerships and alternative investment vehicles established with respect to the foregoing.

“Apollo Management Companies”: Apollo Management III, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., Apollo Management VI, L.P., Apollo Alternative Assets, L.P., Apollo Europe Management, L.P., Apollo SVF Management, L.P., Apollo Value Management, L.P., Apollo Investment Management, L.P., AAA Holdings and any other material existing or future entities that earn advisory fees from, or hold “notional” investments for the benefit of the Group Members in, the Apollo Funds and the Apollo CM Carry Companies.

“Approved Fund”: as defined in Section 10.6.

“Arrangers”: J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, together with their respective affiliates, as the lead arrangers and bookrunners under this Agreement, together with any of their respective successors.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any Dispositions in the ordinary course of business and other Dispositions expressly permitted by Section 6.3 (other than Section 6.3(c)); provided that no such Disposition or series of Dispositions shall constitute an Asset Sale unless it yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of both (i) $500,000 in respect of any single Disposition or series of Dispositions and (ii) together with all other Dispositions in the same fiscal year, $5,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Beneficiaries”: the Lenders, the Lender Counterparties and the Administrative Agent.

“Benefitted Lender”: as defined in Section 10.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”: at any time, the Collateral in the Cash Collateral Account.

“Cash Collateral Account”: as defined in the Cash Collateral Agreement.

“Cash Collateral Agreement”: the Cash Collateral Agreement, dated as of April 20, 2007, made by the Borrower in favor of the Administrative Agent.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Financial Services LLC (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Class”: refers to whether a Loan is an Original Maturity Term Loan, an Extended Maturity Term Loan or a Further Extended Maturity Term Loan (and if there are Further Extended Maturity Term Loans containing different terms from each other, each such group of Further Extended Maturity Term Loans).

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is April 20, 2007.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement”: the Collateral Agreement, dated as of April 20, 2007, as supplemented from time to time, among the Borrower, each subsidiary or affiliate of the Borrower identified therein and the Administrative Agent.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum with respect to the Term Loans dated March 2007. Such Confidential Information Memorandum is deemed amended to include the information set forth on Schedule 1.1B.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender”: as defined in Section 10.6(b).

“Dollars” and “$”: dollars in lawful currency of the United States.

“EBITDA”: of the Loan Parties and their Subsidiaries for any period of 12 months, Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (a) income tax expense (including any provision for taxes based on income, profits or capital, including state, franchise and similar taxes), (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, non-recurring or unusual losses, expenses or charges (including, but not limited to, any expenses or charges in connection with the establishment of, or fundraising for, any new fund (whether or not successful) or for severance, signing bonuses, or similar payments for senior executives not in the ordinary course of business), (f) other non-cash charges (but excluding (x) any such charges in respect of which cash was paid in a prior period and not then deducted in determining EBITDA for such prior period or will be paid in a future period and not then deducted in determining EBITDA for such future period and (y) any charges in the nature of compensation paid in the form of “notional investments” in an Apollo Fund or in the form of any participation therein) and (g) non-operating expenses, minus, to the extent included in the statement of such Net Income for such period, the sum of, without duplication, (i) interest income, (ii) any extraordinary, non-recurring or unusual income or gains, (iii) income tax credits (to the extent not netted from income tax expense), (iv) any items of other non-cash income (but excluding (x) any such items in respect of which cash was received in a prior period and not then included in EBITDA for such period or will be received in a future period and not then be included in EBITDA for such future period and (y) for the avoidance of doubt, any income in the form of “notional investments” in an Apollo Fund in lieu of payment of cash management fees) and (v) Restricted Payments made under Section 6.4(e) to fund expenses of a Parent Entity to the extent such expenses would have reduced EBITDA if they were incurred by the Borrower. In addition, during any measurement period, EBITDA shall give pro forma effect to (i) the payment of management fees to the Loan Parties or any of their Subsidiaries in respect of any private equity fund or any capital markets fund with an investor lock-up period of two years or more established during such measurement period, as though such management fees and related anticipated expenses commenced immediately prior to such measurement period (and any reductions in other management fees as a result of the establishment of such fund), (ii) the effect on management fees payable to the Loan Parties or any of their Subsidiaries in respect of any fund terminated during such measurement period by an action on the part of the limited partners in such fund, as though such effect commenced immediately prior to such measurement period, and (iii) at the Borrower’s option (and without duplication in any subsequent fiscal period), any transaction fee (net of related anticipated expenses) to be paid to the Borrower or any of its Subsidiaries in respect of any transaction under contract during such measurement period, so long as such transaction fee is actually paid within 60 days after the end of such measurement period.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest  1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: of the Loan Parties and their Subsidiaries for any fiscal year, the excess, if any, of (a) the sum, without duplication, of (i) Net Income for such fiscal year (minus any fee income received in the form of a “notional investment” in any Apollo Fund, to the extent there is not an offsetting deduction in the determination of such Net Income for compensation paid in the form of such a “notional investment” or in the form of any participation therein), (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Net Income and (iii) the aggregate net amount of non-cash loss on the Disposition of property by the Loan Parties or any of their Subsidiaries during such fiscal year, to the extent deducted in arriving at such Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits, gains or income included in arriving at such Net Income, (ii) the aggregate amount actually paid by the Loan Parties or any of their Subsidiaries in cash during such fiscal year on account of capital expenditures, placement fees and investments and acquisitions (excluding the principal amount of Indebtedness incurred in connection with such expenditures), including, without limitation, any investment required to be made in AP Alternative Assets, L.P. by the Loan Parties or any of their Subsidiaries (as described in “Reinvestment of Carried Interest” in the prospectus of AP Alternative Assets, L.P.) in satisfaction of requirements applicable to the Loan Parties and their affiliates, (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Loan Parties or any of their Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and an optional reduction of the carve out for a revolving credit facility), (iv) the aggregate net amount of non-cash gain on the Disposition of property by the Loan Parties and their consolidated subsidiaries during such fiscal year, to the extent included in arriving at such Net Income, (v) the aggregate amount of all tax distributions during such fiscal year, (vi) the aggregate amount of distributions to Senior Partners of up to $5,000,000 during such fiscal year and (vii) the aggregate amount of charitable contributions of up to 5% of EBITDA.

“Excess Sweep Amount”: as defined in Section 2.7(b).

“Excess Sweep Leverage Ratio”: for each fiscal year of the Borrower, the Leverage Ratio set forth opposite such fiscal year below (with each such ratio being to 1.00):

Fiscal Year	Leverage Ratio
2010	4.00
2011	4.00
2012	4.00
2013	4.00
2014	3.75
2015 and thereafter	3.50

“Existing Credit Agreement”: the Credit Agreement dated as of April 20, 2007, as amended by the First Amendment thereto dated as of May 16, 2007, among the Borrower, the Guarantors party thereto, the Lenders party thereto from time to time, the Administrative Agent and the Lead Arrangers and Bookrunners, as such Credit Agreement was in effect immediately prior to the Second Amendment Effective Date.

“Extended Maturity Term Loans”: the Term Loans or portions thereof held by each Lender, to the extent such Lender has elected to convert such Term Loans or portions into Extended Maturity Term Loans pursuant to the Second Amendment; provided that if any Extended Maturity Term Loans or portions are converted into Further Extended Maturity Term Loans in accordance with Section 2.19 then such Extended Maturity Term Loans or portions shall cease to be Extended Maturity Term Loans. Extended Maturity Term Loans shall also include, from the time of the conversion thereof, Original Maturity Term Loans converted into Extended Maturity Term Loans as provided in the definition of “Original Maturity Term Loans” in this Section 1.1.

“Extending Term Lenders”: the Lenders that agree to convert their Original Maturity Term Loans into Extended Maturity Term Loans on the Second Amendment Effective Date.

“Extension”: as defined in Section 2.19(a).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“First Amendment”: the First Amendment, dated as of May 16, 2007, to the Existing Credit Agreement.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Further Extended Maturity Term Loans”: Term Loans or portions thereof held by each Lender, to the extent such Lender has elected to convert such Term Loans or portions into Further Extended Maturity Term Loans in accordance with Section 2.19.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, subject to, as the context requires, the Specified Exception. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding anything to the contrary, all financial terms in the Loan Documents that are determined in accordance with GAAP shall exclude the effects of any consolidation or inclusion of any Apollo Fund.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange.

“Group Members”: the collective reference to the Loan Parties and their Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (x) Guaranteed Obligations with respect to obligations of any Apollo Fund to the extent such Person is liable for such obligations of such Apollo Fund solely as a result of such Person’s ownership interest in such Apollo Fund or (y) endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations”: the Obligations and all payment and performance obligations (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) now existing or herewith incurred or accrued of each Loan Party under each Swap Agreement with a Lender Counterparty.

“Guarantors”: the collective reference to Apollo Management, L.P., Apollo Capital Management, L.P., Apollo International Management, L.P., Apollo Principal Holdings II, L.P., AAA Holdings, Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings IX, L.P. and any Person that executes and delivers to the Administrative Agent a Guarantor Joinder Agreement.

“Guarantor Joinder Agreement”: a Guarantor Joinder Agreement executed by a new Guarantor and the Administrative Agent in substantially the form of Exhibit D, as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Agreement”: any interest rate protection agreement or other interest hedging arrangement.

“Incremental Amendment”: as defined in Section 2.3(b).

“Incremental Revolving Facility”: as defined in Section 2.3(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than obligations incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances or letters of credit, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of Section 7(e) only, all matured obligations of such Person in respect of Swap Agreements; provided, that Indebtedness shall not include (A) trade payables, accrued expenses (including transaction expenses) and intercompany liabilities among Group Members arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner but excluding any Apollo Fund), to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Term Loan is outstanding and the final maturity date of such Term Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Term Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or nine and twelve months, if available to all Lenders), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or nine and twelve months, if available to all Lenders), as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Term Loans; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Lehman”: Lehman Brothers Inc., in its capacity as a Lender.

“Lender Counterparty”: a party to a Swap Agreement that is Lender or an affiliate of a Lender as of the Closing Date or at the time of execution of such Swap Agreement (including a party to a Swap Agreement that is a Lender or an affiliate of a Lender as of the Closing Date or at the time of execution of such Swap Agreement that subsequently ceases to be a Lender or an affiliate of a Lender).

“Lenders”: as defined in the preamble hereto.

“Leverage Ratio”: as at the last day of any twelve-month period, the ratio of (a) the aggregate principal amount of Total Debt (less the Cash Collateral) as at such day, to (b) EBITDA of the Loan Parties and their Subsidiaries for such twelve-month period.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any Term Loan or Revolving Loan.

“Loan Commitment”: as to any Lender, the obligation of such Lender to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Loan Commitments is $1,000,000,000.

“Loan Documents”: this Agreement, the Security Documents, any Guarantor Joinder Agreements and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and the Guarantors.

“Loan Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Lock-Up Acknowledgement”: the Lock-Up Acknowledgement executed and delivered by the Administrative Agent.

“Lock-Up Agreement”: that certain Lock-Up Agreement executed and delivered by AAA Holdings in favor of Goldman Sachs International, Citigroup Global Markets Limited, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Maturity Date”: (a) in respect of the Original Maturity Term Loans, April 20, 2014, (b) in respect of the Extended Maturity Term Loans, January 3, 2017, and (c) in respect of any Further Extended Maturity Term Loans, the Maturity Date set forth in the Term Loan Extension Notification pursuant to which such Term Loans become Further Extended Maturity Term Loans.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage fees, consultant fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, (ii) the amount of any reasonable reserve established in accordance with GAAP in connection therewith, and (iii) taxes (or tax distributions) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income”: of the Loan Parties and their Subsidiaries for any period, the net income (or loss) of the Loan Parties and their Subsidiaries before distributions to partners, determined on a combined basis as provided in Section 1.2(e) in accordance with GAAP, provided, that Net Income shall include any amount received by the Loan Parties and their Subsidiaries as a “notional investment” in an Apollo Fund in lieu of payment of cash management fees (with the amount of such notional investment being deemed equal to the amount of foregone cash management fees).

“Non-Excluded Taxes”: as defined in Section 2.15(a).

“Non-Senior Partners”: all partners of the Borrower other than Senior Partners.

“Non-U.S. Lender”: as defined in Section 2.15(d).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Original Maturity Term Loans”: the Term Loans or portions thereof held by each Lender immediately prior to the Second Amendment Effective Date, to the extent such Lender has not elected to convert such Term Loans or portions into Extended Maturity Term Loans pursuant to the Second Amendment; provided that if any Original Maturity Term Loans or portions are converted into Further Extended Maturity Term Loans in accordance with Section 2.19 then such Original Maturity Term Loans or portions shall cease to be Original Maturity Term Loans. For the period prior to the Second Amendment Effective Date, all Term Loans shall be Original Maturity Term Loans; and, if the Borrower so agrees, any Lender subsequently holding Original Maturity Term Loans may elect to convert such Term Loans or portion thereof into Extended Maturity Term Loans pursuant to Section 2.19(e).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Entity”: any entity owning, directly or indirectly, all the Capital Stock of the Borrower after giving effect to any conversion or exchange rights.

“Participant”: as defined in Section 10.6(c).

“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pro Forma EBITDA”: for the period of 12 months ending December 31, 2006, EBITDA for such period as calculated to give pro forma effect to the adjustments detailed in the calculation of “Run-Rate 2006 EBITDA,” in Schedule 1.1C.

“Pro Forma Leverage Ratio”: as of the Closing Date, the ratio of (a) the pro forma aggregate principal amount of Total Debt (less the Cash Collateral), after giving effect to the borrowing of the Term Loans and the use of the proceeds thereof, to (b) Pro Forma EBITDA.

“Pro Rata Extension Offers”: offers made from time to time by the Borrower to all Lenders having Term Loans outstanding, on a pro rata basis (based on the aggregate outstanding Term Loans), to extend the Maturity Date of such Lender’s Term Loans or portions thereof and to otherwise modify the terms of such Lender’s Term Loans or such portions thereof pursuant to the terms of the relevant Pro Rata Extension Offer as set forth in the Term Loan Extension Notification pursuant to which such Pro Rate Extension Offer is made (which may include increases in the Applicable Margin or fees payable in respect of such Term Loans or such portions thereof).

“RDUs”: restricted depository units representing ownership interests in common units of AP Alternative Assets, L.P.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Remaining Excess Cash Flow”: as defined in Section 2.7(b).

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the Term Loan Commitments (or, after the Closing, the Term Loans) and (b) the commitments (or if such commitments have been terminated, the outstanding extensions of credit) under the Incremental Revolving Facility.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, treasurer or chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.4.

“Revolving Loan”: as defined in Section 2.3(a).

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Amendment”: as defined in the preamble hereto.

“Second Amendment Effective Date”: as defined in the Second Amendment.

“Securities Intermediary”: as defined in the Cash Collateral Agreement.

“Security Documents”: the collective reference to the Collateral Agreement and the Cash Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Creditors”: the Administrative Agent and all Lenders other than Subordinated Obligations Holders.

“Senior Partners”: partners of the Borrower other than partners who, for the fiscal period in respect of which the determination is being made, are treated as “employee partners” for financial reporting purposes.

“Senior Obligations”: all Obligations other than Subordinated Obligations.

“Specified Exception”: as defined in Section 3.1(b).

“Specified Ratio Indebtedness”: Indebtedness incurred pursuant to Section 6.1(l), unless the Net Cash Proceeds of such Indebtedness are used to finance mergers, acquisitions, joint ventures, or other similar Investments.

“Subordinated Obligations”: all Obligations held by Affiliate Lenders and Obligations relating to Term Loans held by non-Affiliate Lenders that were held by Affiliate Lenders at any time.

“Subordinated Obligations Holders”: Affiliate Lenders and non-Affiliate Lenders to the extent that such non-Affiliate Lenders hold Term Loans that were held by Affiliate Lenders at any time.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any Loan Party. Notwithstanding anything to the contrary, “Subsidiaries” shall not include any Apollo Funds.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Sweep Leverage Ratio”: for each fiscal year of the Borrower, the Leverage Ratio set forth opposite such fiscal year below (with each such ratio being to 1.00):

Fiscal Year	Leverage Ratio
2010	3.50
2011	3.50
2012	3.50
2013	3.50
2014	3.25
2015 and thereafter	3.00

“Term Loan Extension Notification”: a notification in the form of Exhibit I.

“Term Loans”: as defined in Section 2.1 and including, for the avoidance of doubt, any and all Original Maturity Term Loans, any and all Extended Maturity Term Loans and any and all Further Extended Maturity Term Loans.

“Total Debt”: at any date, the aggregate principal amount of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations and Indebtedness for borrowed money of the Loan Parties and their Subsidiaries at such date, determined on a combined basis as provided in Section 1.2(e), that is or would be reflected as such on a combined balance sheet at such date.

“Transferee”: any Assignee or Participant.

“Type”: as to any Term Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

1.2. Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Any financial terms used herein shall be determined on a combined basis for the Apollo Management Companies specified on Schedule 3.1(b) for the fiscal year ended December 31, 2006 and on a combined basis for the Loan Parties and their consolidated Subsidiaries for subsequent fiscal periods and shall net out intercompany items among or between any Group Members. Notwithstanding the foregoing, for purposes of calculating the Leverage Ratio contained herein, computations shall be made without giving effect to any election under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 825-10, “Financial Instruments”, or FASB ASC Topic 4701-20, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, (or any successor thereto) to value any Indebtedness of the Borrowers or the other Group Members at “fair value”, as defined therein.

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS

2.1. Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8.

2.2. Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) requesting that the Lenders make the Term Loans on the Closing Date and specifying (i) the amount and Type of Term Loans to be borrowed, (ii) the Closing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Term Loan and the respective lengths of the initial Interest Period therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3. Incremental Revolving Facility.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request the incorporation in this Agreement of a revolving facility (the “Incremental Revolving Facility”) or an increase therein in an aggregate amount (after giving effect to such incorporation or increase) of up to $100,000,000; provided that (i) no Lender shall be required to participate in the Incremental Revolving Facility, (ii) the Incremental Revolving Facility shall be made and documented under this Agreement and the Loan Documents and shall be guaranteed and secured on a pari passu basis with the Term Loans, (iii) no Default or Event of Default shall have occurred and be continuing and (iv) the interest rates and amortization schedule applicable to the Incremental Revolving Facility shall be determined by the Borrower and the lenders thereunder. Each loan (“Revolving Loan”) and other extensions of credit under the notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Facility or the increase therein, as the case may be, and the Lenders or other Persons willing to participate therein. The Incremental Revolving Facility or any such increase may be made by any existing Lender or by any other financial institution or any fund that regularly invests in bank loans selected by the Borrower (any such other financial institution or fund being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s participation if such consent would be required under Section 10.6 for an assignment of Term Loans to such Lender or Additional Lender.

(b) Commitments in respect of the Incremental Revolving Facility or any increase therein shall become commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide any of such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of such conditions as the parties thereto shall agree (it being understood that an Incremental Amendment shall not contain any non-customary conditions or any other conditions inconsistent with the other provisions of this Section). The Borrower will use the proceeds of the Incremental Revolving Facility for any purpose not prohibited by this Agreement.

2.4. Repayment of Loans.

(a) Each Term Loan of each Lender shall mature on its applicable Maturity Date.

(b) During the period commencing immediately after the Second Amendment Effective Date and ending on December 31, 2014, the Borrower (or one or more Loan Parties selected by the Borrower) shall offer to purchase, and shall purchase, at least $50,000,000 aggregate principal amount of Term Loans (other than Term Loans held by Affiliate Lenders) at a price equal to par plus accrued interest, and the Extending Term Lenders, on behalf of themselves and their respective successors and assigns, hereby agree to sell such amount of Term Loans to the Borrower (or such Loan Party selected by the Borrower) at such price, pursuant to one or more Assignment and Assumptions executed by each Lender accepting such offer and the Borrower (or such Loan Party selected by the Borrower). During the period commencing immediately after the Second Amendment Effective Date and ending on December 31, 2015, the Borrower (or one or more Loan Parties selected by the Borrower) shall offer to purchase, and shall purchase, at least $100,000,000 (it being understood that Term Loans purchased pursuant to the immediately prior sentence shall also count for the purposes of this sentence) aggregate principal amount of Term Loans (other than Term Loans held by Affiliate Lenders) at a price equal to par plus accrued interest, and the Extending Term Lenders, on behalf of themselves and their respective successors and assigns, hereby agree to sell such amount of Term Loans to the Borrower (or such Loan Party selected by the Borrower) at such price, pursuant to one or more Assignment and Assumptions executed by each Lender accepting such offer and the Borrower (or such Loan Party selected by the Borrower). For purposes of clarity, any purchases made pursuant to Section 2.4(c), any non-pro rata purchases made pursuant to Section 2.4(d) (as permitted by the proviso to Section 2.13(c)), and any purchases permitted by either clause (iii) of the second proviso to Section 2.19(b) or clause (i) of the second sentence of Section 2.19(e) shall not count against the amounts set forth in this Section 2.4(b).

(c) If any Specified Ratio Indebtedness shall be incurred by the Borrower or any of its Subsidiaries, within 10 Business Days of the date of such incurrence an amount equal to 50% of the Net Cash Proceeds of such Specified Ratio Indebtedness shall be used by the Borrower (or one or more Loan Parties selected by the Borrower) to offer to purchase, and to purchase, Term Loans (other than

Term Loans held by Affiliate Lenders) at a price equal to par plus accrued interest, and the Extending Term Lenders, on behalf of themselves and their respective successors and assigns, hereby agree to sell such amount of Term Loans to the Borrower (or such Loan Party selected by the Borrower) at such price, pursuant to one or more Assignment and Assumptions executed by each Lender accepting such offer and the Borrower (or such Loan Party selected by the Borrower).

(d) In addition to the offers to purchase explicitly required by Sections 2.4(b) and 2.4(c), the Borrower (or one or more Loan Parties selected by the Borrower) may at any time offer to make purchases of Term Loans pursuant to one or more Assignment and Assumptions executed by each Lender accepting such offer and the Borrower (or such Loan Party selected by the Borrower).

2.5. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, the Loans to be prepaid and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.6. Mandatory Prepayments. If any Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 6.1, other than paragraph (e) thereof), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans on a ratable basis, with each such application to the Term Loans to be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under this Section shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.7. Mandatory Cash Collateralizations.

(a) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then such Net Cash Proceeds shall be deposited in the Cash Collateral Account on such date to the extent necessary to reduce the Leverage Ratio on a pro forma basis for the last day of the most recently completed fiscal quarter of the Borrower (after giving effect to such Asset Sale or Recovery Event and such deposit) to the Sweep Leverage Ratio for the fiscal year in which such Asset Sale or Recovery Event occurs.

(b) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow for such fiscal year, the Borrower shall, not later than 120 days after the end of such fiscal year, deposit an amount of such Excess Cash Flow in the Cash Collateral Account that is determined as follows:

(i) to the extent the Leverage Ratio as at the end of such fiscal year exceeds the Excess Sweep Leverage Ratio for such fiscal year, an amount (the “Excess Sweep Amount” for such fiscal year) equal to the lesser of (A) 100% of Excess Cash Flow for such fiscal year or (B) the amount required to reduce such Leverage Ratio on a pro forma basis at the end of such fiscal year to 0.25 to 1.00 below such Excess Sweep Leverage Ratio (the Excess Cash Flow for such fiscal year minus the Excess Sweep Amount for such fiscal year, the “Remaining Excess Cash Flow” for such fiscal year); plus

(ii) the lesser of (A) (x) 50% of the Remaining Excess Cash Flow for such fiscal year or (B) the amount required to reduce such Leverage Ratio on a pro forma basis at the end of such fiscal year to a level 0.25 to 1.00 below the Sweep Leverage Ratio for such fiscal year; minus

(iii) any optional prepayments of the Term Loans.

(c) If the Leverage Ratio as at the end of any fiscal year of the Borrower is less than the level 0.75 to 1.00 below the Sweep Leverage Ratio for such fiscal year, then Collateral held in the Cash Collateral Account shall be released to the Borrower in an amount equal to the lesser of (i) the remaining amount of such Collateral and (ii) the amount (if any) that, after giving effect to such return, would increase such Leverage Ratio on a pro forma basis to the level 0.75 to 1.00 below such Sweep Leverage Ratio, provided, that the following shall not be subject to release under this paragraph (c): (i) any Collateral held in the Cash Collateral Account (x) at the end of any fiscal year occurring before 2014 as at which the Leverage Ratio is greater than 5.50 to 1.00, (y) at the end of fiscal year 2014 if the Leverage Ratio at such time is greater than 5.00 to 1.00 and (z) at the end of any fiscal year occurring after 2014 as at which the Leverage Ratio is greater than 4.50 to 1.00 and (ii) any Excess Cash Flow required to be deposited in the Cash Collateral Account following the end of any fiscal year of the Borrower to the extent required to reduce the Leverage Ratio on a pro forma basis (x) as at the end of any such fiscal year occurring before 2014 to 5.50 to 1.00, (y) as at the end of fiscal year 2014 to 5.00 to 1.00 and (z) as at the end of any such fiscal year occurring after 2014 to 4.50 to 1.00.

2.8. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Term Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Term Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $20,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.10. Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)(i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment) provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.1.

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.11. Computation of Interest.

(a) Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

2.12. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.13. Pro Rata Treatment and Payments.

(a) The borrowing by the Borrower of Term Loans from the Lenders hereunder shall be made pro rata according to the respective Term Loan Percentages of the relevant Lenders.

(b) Subject to Section 2.13(f), within each Class of Loans, each applicable Maturity Date payment by the Borrower on account of principal of the Loans and each payment by the Borrower on account of interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the applicable Lenders.

(c) Subject to Sections 2.19(b) and 2.19(e) and to any subordination of all or a portion of any Class of Further Extended Maturity Term Loans, each offer to purchase Term Loans made by the Borrower (or one or more Loan Parties selected by the Borrower) pursuant to Section 2.4(b), 2.4(c) or 2.4(d) shall be made pro rata, first, to Lenders that are Senior Creditors with respect to Term Loans that are Senior Obligations and each purchase pursuant to such offers shall be made pro rata according to the respective outstanding principal amounts of the Term Loans that are Senior Obligations then held by the Lenders that agree to sell at the time of each such purchase, and upon the purchase of all Term Loans that are Senior Obligations by the Borrower (or one or more Loan Parties selected by the Borrower), each offer to purchase Term Loans made by the Borrower (or one or more Loan Parties selected by the Borrower) pursuant to Section 2.4(b), 2.4(c) or 2.4(d) shall be made pro rata to Subordinated Obligations Holders with respect to Term Loans that are Subordinated Obligations and each purchase pursuant to such offers shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders that agree to sell at the time of each such purchase; provided that, at any time Lehman shall not have converted all of its Original Maturity Term Loans into Extended Maturity Term Loans, the Borrower (or one or more Loan Parties selected by the Borrower) may purchase any such outstanding Original Maturity Term Loans pursuant to Section 2.4(d) at a price no higher than par plus accrued interest if (x) the Leverage Ratio as at the last day of the most recently completed fiscal quarter of the Borrower for which financial statements are available is not greater than the Sweep Leverage Ratio for the then current fiscal year of the Borrower and (y) no Default or Event of Default has occurred and is continuing.

(d) Subject to Section 2.19(b) and to any subordination of all or a portion of any Class of Further Extended Maturity Term Loans, each prepayment by the Borrower on account of principal of the Term Loans pursuant to Section 2.5 or 2.6 shall be made pro rata, first, to the Term Loans that are Senior Obligations according to the respective outstanding principal amounts of the Term Loans that are Senior Obligations then held by the Lenders, and upon indefeasible payment in full in cash of the principal of and interest on, and all other amounts in respect of, all Term Loans that are Senior Obligations, each prepayment by the Borrower on account of principal of the Term Loans pursuant to Section 2.5 or 2.6 shall be made pro rata to the Term Loans that are Subordinated Obligations according to the respective outstanding principal amounts of the Term Loans then held by the Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed; provided that at any time Lehman shall not have converted all of its Original Maturity Term Loans into Extended Maturity Term Loans, the Borrower may prepay any such outstanding Original Maturity Term Loans pursuant to Section 2.5 if (x) the Leverage Ratio as at the last day of the most recently completed fiscal quarter of the Borrower for which financial statements are available is not greater than the Sweep Leverage Ratio for the then current fiscal year of the Borrower and (y) no Default or Event of Default has occurred and is continuing. Amounts prepaid on account of the Term Loans may not be reborrowed.

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) In the event that there are no Original Maturity Term Loans outstanding on the Second Amendment Effective Date (other than Original Maturity Term Loans held by Lehman) then the provisions of this Section 2.13(f) (these “Subordination Terms”) shall apply to any Subordinated Obligations. For the avoidance of doubt, in the event that there are any Original Maturity Term Loans outstanding on the Second Amendment Effective Date (other than Original Maturity Term Loans held by Lehman), these Subordination Terms shall not apply at any time.

(i) Notwithstanding anything to the contrary contained in this Agreement or in any of the other Loan Documents, the Subordinated Obligations are subordinated and subject in right of payment to the Senior Obligations such that, upon the occurrence and during the continuance of an Event of Default, the Senior Creditors shall be entitled to receive indefeasible payment in full in cash of the amounts constituting the Senior Obligations and, in that connection, upon the occurrence of an Event of Default, until the date that is the earlier to occur of (x) such time as there are no Events of Default continuing and (y) the indefeasible payment in full in cash of the principal of and interest on, and all other amounts in respect of, all Senior Obligations:

(1) subject to paragraphs (f)(ii) and (f)(iii) below, all payments on account of the principal of or interest on, or any other amount in respect of, the Subordinated Obligations shall not be made to the Subordinated Obligations Holders and shall instead be held by the Administrative Agent in trust for the benefit of, the Senior Creditors, ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Obligations in full in cash; and

(2) no Subordinated Obligations Holders shall (A) ask, demand, sue for, accelerate or take or receive from any Loan Party, by set-off or in any other manner, any payment on account of Subordinated Obligations or (B) seek any other remedy allowed at law or in equity against any Loan Party for breach of such Loan Party’s obligations thereunder.

(ii) In the event of any dissolution or winding up or total or partial liquidation or reorganization of any Loan Party (other than any such transaction not then constituting a continuing Default), whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, then upon any payment or distribution of assets (including, without limitation, debt or equity interests issued by such Loan Party or any successor thereto) of such Loan Party of any kind or character, whether in cash, property or securities, to any of its creditors (including any Subordinated Obligations Holder) of any amounts (including interest, indemnities and fees) due or to become due, all Senior Obligations shall first be paid in full in cash before any Subordinated Obligations Holder shall be entitled to retain any assets so paid or distributed in respect of the Subordinated Obligations (for principal, premium, interest or otherwise) and, to that end, the Senior Creditors shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities that would, but for these Subordination Terms, be paid or delivered to a Subordinated Obligations Holder. If a Subordinated Obligations Holder shall have failed to file claims or proofs of claim with respect to the Subordinated Obligations at least 30 days prior to the deadline for any such filing, the Administrative Agent, on behalf of the Senior Creditors, is hereby irrevocably authorized to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and file proofs of claim and otherwise to act with respect to the Subordinated Obligations as the Administrative Agent may deem appropriate using its reasonable discretion under the circumstances. Each Subordinated Obligations Holder shall provide to the Administrative Agent, on behalf of the Senior Creditors, all information and documents necessary to present claims or seek enforcement as aforesaid and will duly and promptly take such action as the Administrative Agent may request to collect the Subordinated Obligations for the account of the Administrative Agent and the Senior Creditors and to file appropriate claims or proofs of claim with respect thereto. No Subordinated Obligations Holder shall take any action or vote in any way so as to contest (A) the validity or enforceability of any of the Loan Documents, (B) the rights and duties of the Administrative Agent and the Senior Creditors established in any of the Loan Documents or (C) the validity or enforceability of the subordination provisions set forth in this Section 2.13(f).

(iii) If any payment or distribution of any character, whether in cash, securities or other property, in respect of the Subordinated Obligations shall be received by a Subordinated Obligations Holder in contravention of these Subordination Terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the Administrative Agent for the benefit of the Senior Creditors, ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Obligations in full in cash.

(iv) So long as any Senior Obligation is outstanding, no Subordinated Obligations Holder shall commence in its capacity as a creditor, or join with any creditor (other than any Senior Creditor) in commencing, or directly or indirectly cause any Loan Party to commence, or assist any Loan Party in commencing, any proceeding referred to clause (ii) above.

(v) The provisions of these Subordination Terms constitute a continuing agreement and shall (A) remain in full force and effect until all Senior Obligations (other than contingent indemnity obligations not then payable) have been indefeasibly paid in full in cash, (B) be binding upon each Subordinated Obligations Holder and the Loan Parties and their respective successors, transferees and assignees, and (C) inure to the benefit of, and be enforceable by, the Senior Creditors.

(vi) These Subordination Terms shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Loan Party in respect of the Senior Obligations is rescinded or must be otherwise restored by any holder of any of the Senior Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(vii) Each of the Subordinated Obligations Holders hereby waives any and all rights to be subrogated to the rights of any Senior Creditor under or with respect to the Senior Obligations.

(viii) No right of the Senior Creditors to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Loan Parties or by any act or failure to act, in good faith, by the Senior Creditors, or by any noncompliance by the Loan Parties with the terms of the Senior Obligations or the Subordinated Obligations, regardless of any knowledge thereof which any such Senior Creditor may have or be otherwise charged with. The Senior Creditors may extend, renew, modify or amend the terms of the Senior Obligations or any security thereof and release, sell or exchange such security and otherwise deal freely with the Loan Parties, all without affecting the rights of the Senior Creditors hereunder.

(ix) All rights and interests hereunder or under the other Loan Documents of the Senior Creditors, and all agreements and obligations of any Subordinated Obligations Holder hereunder or under the other Loan Documents, shall remain in full force and effect irrespective of (A) any lack of validity or enforceability of this Agreement or any other Loan Document, or of any provision of any thereof, or (B) any other circumstance that might otherwise constitute a defense available to, or a discharge of the Loan Parties in respect of, any of the Obligations.

The parties hereto agree that the provisions of this Section 2.13(f) set forth a contractual agreement of the type contemplated by Section 510(a) of Title 11 of the United States Code entitled “Bankruptcy”. The provisions of this Section 2.13(f) are solely for the purpose of defining the relative rights of the Senior Creditors on the one hand, and the Subordinated Obligations Holders on the other hand, and nothing in this Section 2.13(f) shall impair, as between the Loan Parties and the Subordinated Obligations Holders, the obligation of the Loan Parties to pay to the Subordinated Obligations Holders the principal of and interest on the Subordinated Obligations as and when the same shall become due and payable in accordance with the terms of the Loan Documents, nor shall anything in this Section 2.13(f) prevent the Subordinated Obligations Holders from exercising all remedies otherwise permitted by applicable law in respect hereof, subject to the rights under this Section 2.13(f) of the Senior Creditors. The provisions of this Section 2.13(f) and the definitions of “Senior Creditors”, “Senior Obligations”, “Subordinated Obligations Holders” and “Subordinated Obligations” shall not be waived, amended, supplemented or modified without the written consent of all Senior Creditors.

2.14. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i) shall, with respect to this Agreement, impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall, with respect to this Agreement, impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15. Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are paid by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes it is required to pay hereunder after notification, when due, to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender solely as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of such documentation or certificates as are required or permitted to reduce or eliminate amounts required to be withheld by the Borrower or payments hereunder. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender receives a refund of any Non-Excluded Taxes or Other Taxes (or a tax credit as a result of the payment of such taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund (or the taxes saved as result of such tax credit) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15(a) or (e) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.15(a) or (e).

2.18. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15, (b) defaults in its obligation to make Loans hereunder or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement pursuant to clause (a), such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the

Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) or as the Administrative Agent shall otherwise reasonably determine, and if the replaced Lender fails to fulfill its obligations, the replacement shall occur anyway without any action being required on behalf of such replaced Lender, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.19. Further Term Loan Maturity Extensions.

(a) Pursuant to one or more Pro Rata Extension Offers, the Borrower is hereby permitted to consummate transactions (each, an “Extension”) with individual Lenders from time to time to extend the Maturity Date of such Lender’s Term Loans or portions thereof, and to otherwise modify the terms of such Lender’s Term Loans or such portions thereof (including increases to the Applicable Margin or fees payable in respect of such Lender’s Term Loans).

(b) To participate in any such Pro Rata Extension Offer, any Lender wishing to extend the Maturity Date of all or a portion of its Term Loans on the terms of such Pro Rata Extension Offer shall return a countersigned copy of the Term Loan Extension Notification pursuant to which such Pro Rata Extension Offer is made to the Administrative Agent no less than five Business Days before the “Effective Date” set forth in such Term Loan Extension Notification or such later date as agreed by the Administrative Agent and the Borrower. Each Term Loan Extension Notification shall specify the terms of the applicable Further Extended Maturity Term Loans; provided that, except as to scheduled amortization, prepayment, purchase, Applicable Margin, fees and final Maturity Date (each of which shall, subject to the second proviso of this paragraph, be determined by the Borrower), the applicable Further Extended Maturity Term Loans shall have (x) the same terms as the Extended Maturity Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent; provided, further, that (i) the final Maturity Date of any Further Extended Maturity Term Loans shall be no earlier than the latest Maturity Date for any Class of Term Loans then outstanding, (ii) the Applicable Margin applicable to any Further Extended Maturity Term Loans at any time may be higher than the Applicable Margin applicable to the Extended Maturity Term Loans at such time based on the Applicable Pricing Grid, but by no more than 0.50% per annum (unless the Applicable Margin applicable to the Extended Maturity Term Loans is increased to be no more than 0.50% per annum below the Applicable Margin applicable to such Further Extended Maturity Term Loans), (iii) the Borrower (or any other Loan Party selected by the Borrower) may offer to prepay or purchase up to 20% of the aggregate principal amount of Term Loans (other than Term Loans held by Affiliate Lenders) being extended pursuant to each such Extension, (iv) the Borrower may pay fees to such Lenders of up to 0.15% of the aggregate principal amount of Term Loans being extended pursuant to each such Extension (and not being prepaid or purchased pursuant to clause (iii) of this proviso) and (v) any Class of Further Extended Maturity Term Loans may participate in any scheduled amortization or mandatory or optional prepayment or purchase that applies to any other Class of Term Loans so long as (x) such participation is on a pro rata basis with or subordinated to any scheduled amortization or mandatory or optional prepayment or purchase of the Extended Maturity Term Loans or (y) such participation will occur only after January 3, 2017.

(c) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) no Further Extended Maturity Term Loan is required to be in any minimum amount or any minimum increment, (ii) any Lender may extend all or any portion of its Term Loans pursuant to one or more Pro Rata Extension Offers (including the Extension of any Further Extended Maturity Term

Loan), (iii) there shall be no condition to any Extension of any Term Loan at any time or from time to time other than as set forth in Section 2.19(b) or as set forth in the applicable Term Loan Extension Notification, (iv) no consent of any Lender or of the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans or a portion thereof, (v) all Further Extended Maturity Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and shall be secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents and (vi) any Lender extending all or any portion of its Term Loans pursuant to a Pro Rata Extension Offer may request that any Term Loans that are Subordinated Obligations be extended to the Maturity Date set forth in the applicable Term Loan Extension Notification.

(d) Each Extension shall be consummated pursuant to the procedures set forth above and in the associated Term Loan Extension Notification; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if the Borrower so agrees, any Lender holding Original Maturity Term Loans may elect to convert such Term Loans or any portion thereof into Extended Maturity Term Loans by giving notice thereof to the Borrower and the Administrative Agent, at which time such Original Maturity Term Loans or portion shall become Extended Maturity Term Loans. As inducement for such conversion, (i) the Borrower (or any other Loan Party selected by the Borrower) may offer to purchase up to 20% of the aggregate principal amount of Original Maturity Term Loans being converted into Extended Maturity Term Loans and (ii) the Borrower may pay fees to such Lenders of up to 0.15% of the aggregate principal amount of Original Maturity Term Loans being converted into Extended Maturity Term Loans (and not being prepaid or purchased pursuant to clause (i) of this sentence).

SECTION 3 REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender on the Closing Date that:

3.1. Financial Condition.

(a) Each of the Borrower and the Guarantors is an entity created in 2007 and, except for the Term Loans and liabilities in respect of its organizational expenses and fees and expenses in connection with the Term Loans, has no material assets or liabilities, other than (x) assets in the form of its ownership interests in (i) in the case of the Borrower: the Guarantors, Apollo Management Companies and related entities, and assets transferred from the Apollo Management Companies and (ii) in the case of the Guarantors: Apollo Management Companies and assets transferred from Apollo Management Companies and related entities, and (y) liabilities assumed from the Apollo Management Companies and ordinary course liabilities.

(b) The audited combined balance sheets of certain Apollo Management Companies specified on Schedule 3.1(b), as at December 31, 2006 and the related combined statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by a report from Deloitte Touche Tohmatsu are attached hereto as Exhibit 3.1B. Such financial statements shall have been prepared in accordance with GAAP, except that the investment funds/vehicles that are managed by Apollo Management Companies, and the general partner entities of the private equity funds whose revenue streams are not included in such combined financial statements, will not be consolidated or otherwise included in the combined financial statements as may otherwise be required in accordance with GAAP (the “Specified Exception”). Such special purpose financial statements will be prepared for purposes of complying with this Agreement and are not intended to be a complete and fair presentation of such Apollo Management Companies financial statements in conformity with GAAP, by virtue of the Specified Exception. Further, such financial statements and the report of the independent auditors thereon is intended solely for the information and use of the parties to this Agreement and is not intended to be and should not be used by anyone other than such specified parties. Other than liabilities incurred by Apollo Management Companies of the type described in Section 3.1(a) above, no such Apollo Management Company has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in such financial statements. During the period from December 31, 2006 to and including the date hereof there has been no Disposition by any Apollo Management Company of any material part of its business or property other than to the Loan Parties and their Subsidiaries (except for the Disposition of certain of the RDUs).

3.2. No Change. Since December 31, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3. Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing (to the extent “good standing” has substantive legal meaning in such jurisdiction) under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (to the extent “good standing” has substantive legal meaning in such jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent not reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (including ERISA) except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4. Power; Authorization; Enforceable Obligations. Each Group Member has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 3.13 and (iii) the Lock-Up Acknowledgement to be executed by the Administrative Agent on behalf of the Lenders. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents) except to the extent not reasonably expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation applicable to any Loan Party would reasonably be expected to have a Material Adverse Effect.

3.6. Litigation. Other than as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against or affecting any Group Member or against any of their respective properties or revenues (including the income from fees) (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7. No Default. No Apollo Management Company or Apollo Fund is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided on the books of the relevant Loan Party).

3.9. Federal Regulations. No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.10. ERISA. No Group Member has any direct or contingent obligation or liability under any employee benefit plan or program or otherwise in respect of ERISA or the rules and regulations thereunder that would reasonably be expected to have a Material Adverse Affect.

3.11. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.12. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other certificate furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any

of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.13. Collateral Agreement and Cash Collateral Account. Each of the Collateral Agreement and the Cash Collateral Account is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Upon completion of the filings in appropriate form in the offices specified on Schedule 3.13 and other actions specified on Schedule 3.13, each of the Collateral Agreement and the Cash Collateral Account shall provide the Administrative Agent (on behalf of the Lenders) a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code statements or delivery of certificates or instruments (with appropriate transfer powers), in each case prior and superior in right to any other Person (except Liens permitted by Section 6.2).

3.14. Use of Proceeds. The proceeds of the Term Loans shall be used for any of the following purposes: to finance distributions to holders of the Capital Stock of the Group Members and Investments in the Apollo Funds, for other general corporate purposes of Group Members and to pay fees and expenses relating to this Agreement.

SECTION 4 CONDITIONS PRECEDENT

4.1. Borrowing. The agreement of each Lender to make the Term Loans to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Term Loans on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Collateral Agreement; Lock-Up Acknowledgement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Guarantor, (ii) the Collateral Agreement, executed and delivered by the Administrative Agent and the Borrower, (iii) the Cash Collateral Agreement, executed and delivered by the Administrative Agent and the Borrower and (iv) the Lock-Up Acknowledgement, executed and delivered by the Administrative Agent.

(b) Pro Forma Leverage Ratio. The Pro Forma Leverage Ratio shall not be greater than 4.25 to 1.00.

(c) Expenses. The Administrative Agent and the Arrangers shall have received all due and owing expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(d) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (to the extent “good standing” has substantive legal meaning in such jurisdiction).

(e) Legal Opinions. The Administrative Agent shall have received the legal opinion of O’Melveny & Myers LLP, counsel to the Borrower and the Guarantors, substantially in the form of Exhibit F and the legal opinion of local counsel in Guernsey in form and substance reasonably satisfactory to the Administrative Agent.

(f) Pledged Certificates. The Administrative Agent shall have received the certificates (if any) representing any Collateral in certificated form and the instruments (if any) included in the Collateral, in each case pledged pursuant to the Collateral Agreement, together with an undated stock or transfer power or endorsement for each such certificate and instrument executed in blank by a duly authorized officer of the Loan Party owning each such certificate or instrument.

(g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Agreement and the Cash Collateral Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall be in proper form for filing, registration or recordation.

(h) Approvals. All governmental and third party approvals necessary in connection the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(i) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date and after giving effect to the making of the Term Loans.

(j) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

The borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the Closing Date that the conditions contained in paragraphs (i) and (j) of this Section 4.1 have been satisfied.

4.2. Purchases and Assignments.

(a) When offering to purchase Term Loans pursuant to Section 2.4(b), 2.4(c) or 2.4(d), each of the Loan Parties shall represent and warrant that it is not in possession of any information regarding any Loan Party, its assets, its ability to perform its obligations or any other matters that may be material to a decision by any Lender to sell Term Loans, which information has not been previously disclosed to the Administrative Agent and the Lenders or to the general public.

(b) When an Affiliate Lender assigns Term Loans to an Assignee that is not an Affiliate Lender pursuant to Section 10.6(b), each of the Loan Parties shall represent and warrant that it is not in possession of any information regarding any Loan Party, its assets, its ability to perform its obligations or any other matters that may be material to a decision by such Assignee to purchase such Term Loans, which information has not been previously disclosed to the Administrative Agent and the Lenders or to the general public.

Any offer to purchase Term Loans pursuant to Section 2.4(b), 2.4(c) or 2.4(d) or assignment by an Affiliate Lender to an Assignee that is not an Affiliate Lender pursuant to Section 10.6(b) shall constitute a representation and warranty as of such date by each Loan Party that the conditions contained in paragraph (a) or (b), as applicable, of this Section 4.2 have been satisfied.

SECTION 5 AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Term Loan Commitments remain in effect or any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder, it shall and (in the case of Sections 5.3, 5.4 and 5.5) shall cause the Loan Parties and their Subsidiaries to:

5.1. Financial Statements. Furnish to the Administrative Agent (for distribution to each Lender):

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Loan Parties, a copy of the audited special purpose combined balance sheet of the Loan Parties and their consolidated Subsidiaries as at the end of such year and the related audited special purpose combined statements of income and of cash flows for such year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte Touche Tohmatsu or other independent certified public accountants of nationally recognized standing. It is understood and agreed that such special purpose combined financial statements will be prepared in accordance with GAAP, except that the investment funds/vehicles that are managed by Apollo Management Companies, and the general partner entities of the private equity funds whose revenue streams are not included in such combined financial statements, will not be consolidated or otherwise included in the combined financial statements as may otherwise be required in accordance with GAAP. Such special purpose financial statements will be prepared for purposes of complying with this Agreement and are not intended to be a complete and fair presentation of such Apollo Management Companies financial statements in conformity with GAAP by virtue of the Specified Exception. Further, such financial statements and the report of the independent auditors thereon is intended solely for the information and use of the parties to this Agreement and is not intended to be and should not be used by anyone other than such specified parties; and

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Loan Parties, the unaudited special purpose combined balance sheet of the Loan Parties and their consolidated Subsidiaries as at the end of such quarter and the related unaudited special purpose combined statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, certified by a Responsible

Officer as prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), except that the investment funds/vehicles that are managed by Apollo Management Companies, and the general partner entities of the private equity funds whose revenue streams are not included in such combined financial statements, will not be consolidated or otherwise included in the combined financial statements as may otherwise be required in accordance with GAAP. Such special purpose financial statements will be prepared for purposes of complying with this Agreement and are not intended to be a complete and fair presentation of such Apollo Management Companies financial statements in conformity with GAAP by virtue of the Specified Exception.

All such financial statements shall be prepared in accordance with GAAP, except that the investment funds/vehicles that are managed by Apollo Management Companies, and the general partner entities of the private equity funds whose revenue streams are not included in such combined financial statements, will not be consolidated or otherwise included in the combined financial statements as may otherwise be required in accordance with GAAP. Such special purpose financial statements will be prepared for purposes of complying with this Agreement and are not intended to be a complete and fair presentation of such Apollo Management Companies financial statements in conformity with GAAP by virtue of the Specified Exception. Further, such financial statements and the report of the independent auditors thereon is intended solely for the information and use of the parties to this Agreement and is not intended to be and should not be used by anyone other than such specified parties.

5.2. Certificates; Other Information. Furnish to the Administrative Agent (for distribution to each Lender), or (in the case of clause (b)) to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining the Leverage Ratio as of the end of the applicable fiscal period and any mandatory prepayment or cash collateral deposit pursuant to Section 2.6 or 2.7 required to be made during or in respect of such fiscal quarter or fiscal year, as the case may be); and

(b) promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

5.3. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.5. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent and the Lenders to discuss the business, operations, properties and financial and other condition of any Group Member with its officers and employees (upon prior notice and without undue disruption to the business of the Loan Parties).

5.6. Notices. Promptly (after any Responsible Officer of the Borrower obtains actual knowledge) give notice to the Administrative Agent (which will promptly thereafter notify each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Loan Party and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) which directly relates to any Loan Document; and

(d) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to Section 5.6(a) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.7. Additional Guarantors; Ownership of Apollo Management Companies.

(a) With respect to any Person that is formed after the Closing Date by any Loan Party or any affiliate of any thereof to own directly any material equity interests in any material Apollo Management Company, cause such Person to (i) be a direct or indirect Subsidiary of a Loan Party or (ii) execute and deliver to the Administrative Agent a Guarantor Joinder Agreement and a supplement to the Collateral Agreement in the form of Exhibit I thereto.

(b) With respect to any Person that is formed to be or becomes a material Apollo Management Company, cause such Person to be owned directly or indirectly by a Loan Party.

SECTION 6 NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Term Loan Commitments remain in effect or any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder, it shall not and shall not permit the other Loan Parties or any of their respective Subsidiaries to (it being understood and agreed that the following covenants shall not restrict the Loan Parties and their Subsidiaries from entering into, consummating and performing under strategic relationships with financial institutions and other parties and as necessary shall be deemed to include exceptions permitting the Loan Parties and their Subsidiaries to enter into, consummate and perform under such relationships):

6.1. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of any Group Member to any other Group Member;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 6.1(c) and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount thereof (other than to pay unpaid accrued interest and premiums, and fees, costs and expenses associated with such refinancing) or shortening the maturity thereof);

(d) Indebtedness (including, without limitation, Capital Lease Obligations) of any Group Member secured by Liens permitted by Section 6.2(g), so long as the aggregate amount outstanding of any such Indebtedness under this paragraph (d) for all Group Members (including, without limitation, Capital Lease Obligations) does not exceed the greater of (x) 20% of EBITDA for the most recently completed fiscal quarter for which financial statements have been furnished pursuant to Section 3.1 or 5.1 as of the date of the incurrence of any such Indebtedness and (y) $20,000,000;

(e) Indebtedness of any Loan Party to the extent the net proceeds thereof are used to repay the Obligations; provided that any such Indebtedness shall have a later maturity than the Term Loans;

(f) Guarantee Obligations of the Group Members in respect of real estate lease obligations or other obligations incurred in the ordinary course of business of the Group Members;

(g) Guarantee Obligations of the Group Members in the ordinary course in respect of Indebtedness of employees of the Group Members in an aggregate principal amount at any one time outstanding of up to the greater of (x) 20% of EBITDA for the most recently completed fiscal quarter for which financial statements have been furnished pursuant to Section 3.1 or 5.1 as of the date of the incurrence of any such Guarantee Obligations and (y) $20,000,000;

(h) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Group Member, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(i) [Reserved];

(j) Guarantee Obligations of any Group Member with respect to Indebtedness of a second Group Member that is permitted hereunder, provided that if such second Group Member is a Loan Party, the guaranteeing Group Member shall also be a Loan Party;

(k) Indebtedness of any Group Member in an aggregate amount at any one time outstanding for all Group Members not to exceed the greater of (x) 25% of the EBITDA for the most recently completed fiscal quarter for which financial statements have been furnished pursuant to Section 3.1 or 5.1 as of the date of the incurrence of any such Indebtedness and (y) $25,000,000 (including, without limitation, to finance relocations and office openings and improvements and short-term working capital requirements);

(l) any Indebtedness of any Loan Party, provided that, after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof, the Leverage Ratio on a pro forma basis for the last day of the most recently completed fiscal quarter of the Borrower is not greater than the Sweep Leverage Ratio for the then current fiscal year of the Borrower;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services including, but not limited to, intraday, ACH and credit or purchasing card/T&E services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 120 days from its incurrence, which Indebtedness may be secured as, but only to the extent, provided in Section 6.2 and in the Security Documents;

(n) Indebtedness of a Group Member that is not a Loan Party and that is acquired after the Closing Date or an entity merged into or consolidated with any such Group Member after the Closing Date and Indebtedness assumed by any such Group Member in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement and any refinancing of such Indebtedness; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided further that if such Indebtedness were the obligation of a Loan Party, such Indebtedness would be permitted under this Section 6.1.

(o) Indebtedness arising from agreements of any Group Member providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any permitted acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(p) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts, trade letters of credit, performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(q) Indebtedness consisting of the financing of insurance premiums; and

(r) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (q) above.

6.2. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes and other governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Group Members in conformity with GAAP;

(b) Liens imposed by law, including, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group Member;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

(f) Liens in existence on the date hereof listed on Schedule 6.2(f), securing Indebtedness permitted by Section 6.1(c) or, to the extent not listed in such Schedule, where such property or assets have a fair market value (as determined in good faith by the Borrower) that does not exceed $2,000,000 in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided that (x) no such Lien is spread to cover any additional property after the Closing Date other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (y) the amount of Indebtedness secured thereby is not increased (other than as permitted by Section 6.1);

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 6.1(d) to finance the acquisition of fixed or capital assets (including aircraft and other equivalent assets), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than property being financed by the same financing source under the same financing scheme);

(h) Liens created pursuant to the Collateral Agreement;

(i) [Reserved];

(j) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(k) Liens securing judgments that do not constitute an Event of Default, provided, that such Liens, to the extent that they secure aggregate amounts of more than the greater of (x) 10% of EBITDA for the most recently completed fiscal quarter for which financial statements have been furnished pursuant to Section 3.1 or 5.1 as of the date of the incurrence of any such Lien and (y) $10,000,000 shall be discharged within 60 days of the creation thereof;

(l) Liens created pursuant to the Lock-Up Agreement;

(m) any Lien on assets of any Loan Party, provided that, after giving effect to such Lien and the incurrence of any Indebtedness by such Loan Party in connection therewith, the Leverage Ratio on a pro forma basis for the last day of the most recently completed fiscal quarter of the Borrower is not greater than the Sweep Leverage Ratio for the then current fiscal year of the Borrower;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Group Member to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Group Member or (iii) relating to purchase orders and other agreements entered into with customers of any Group Member in the ordinary course of business;

(o) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Loan Parties and their Subsidiaries, taken as a whole;

(p) Liens solely on any cash earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(q) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(r) Liens securing insurance premiums financing arrangements, provided that the obligations secured by such Liens are limited to the applicable unearned insurance premiums;

(s) Liens on deposits securing Swap Agreements;

(t) Liens on cash deposits made by the Borrower or any Group Member in connection with laws and regulations promulgated by the English Financial Services Authority; and

(u) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) the greater of (x) 25% of EBITDA for the most recently completed fiscal quarter for which financial statements have been furnished pursuant to Section 3.1 or 5.1 as of the date of the incurrence of any such Lien and (y) $25,000,000 at any one time.

6.3. Fundamental Changes and Sales of Material Assets. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or any substantial part of its property or business or any material assets (determined by reference to the combined financial condition of the Loan Parties and their Subsidiaries), except that:

(a) any Group Member (other than the Borrower) may be merged or consolidated with or into any other Group Member, provided that in the case of a merger or consolidation involving a Guarantor, the surviving entity shall be a Guarantor;

(b) any Group Member may Dispose of any property (including any investment) in the ordinary course of business and consistent with past practices or so long as such Disposition would not reasonably be expected to have a Material Adverse Effect;

(c) any Group Member (other than the Borrower) may liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) if the effect thereof is a Disposition of its assets to another Group Member, or Dispose of all or any part of its property or business so long as such Disposition does not have a Material Adverse Effect, provided that in the case of any liquidation, winding up or dissolution of any Loan Party, the resulting Disposition of its assets is to another Loan Party;

(d) any Group Member may Dispose of RDUs;

(e) any Group Member may Dispose of the “G-4” aircraft or its owner; and

(f) any Group Member may pay dividends or make distributions to other Group Members or make any Restricted Payment permitted under Section 6.4.

6.4. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in its obligations (collectively, “Restricted Payments”); provided that:

(a) tax distributions (determined in good faith by the Borrower and not to exceed the maximum Federal, state and local income taxes that may be payable by the holders of the Capital Stock of the Borrower (assuming that each holder is an individual residing in New York City) on account of the taxable income of the Borrower and its Subsidiaries for the relevant period) may be made;

(b) a Restricted Payment may be made, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower has deposited any Excess Cash Flow required under Section 2.7 in respect of its most recently completed fiscal year and in good faith expects to be able to deposit from resources available to it (including during the 120 days following the end of such fiscal year) any deposit of Excess Cash Flow reasonably expected to be required of it for its current fiscal year based upon its consolidated financial position and results for the completed fiscal quarters of such current fiscal year and (iii) after giving effect to the incurrence of any Indebtedness to finance such dividend or distribution, the Leverage Ratio on a pro forma basis for the last day of the most recently completed fiscal quarter of the Borrower is not greater than the Sweep Leverage Ratio for the most recently completed fiscal year of the Borrower;

(c) to the extent that such Restricted Payments in any fiscal year of the Borrower would not be permitted for any reason under paragraph (b) of this Section, Restricted Payments may be made in the form of cash distributions to Senior Partners of up to $5,000,000 in such fiscal year;

(d) Restricted Payments may be made in the form of distributions of “notional investments” in any of the Apollo Funds, provided that such “notional investments” were made prior to the date hereof or were permitted to be made under Section 6.7(e);

(e) the Borrower may make Restricted Payments in respect of (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of and (any Parent Entity’s) ownership of the Borrower, and (iv) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided that the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in clauses (i), (ii), (iii) and (iv) that are allocable to the Borrower and its Subsidiaries (which shall be 100% if such Parent Entity owns no assets other than the Capital Stock in the Borrower or another Parent Entity);

(f) the Borrower may make Restricted Payments to the extent that payment for such Restricted Payments is funded with the proceeds from the sale of Capital Stock of the Borrower or any direct or indirect parent of the Borrower;

(g) to the extent that such Restricted Payments in any fiscal year of the Borrower would not be permitted for any reason under paragraph (b) of this Section, the Borrower may make Restricted Payments to any Non-Senior Partners;

(h) Restricted Payments may be made in the form of deferred interests in Value Investment Fund performance fees, provided that such deferred interests were acquired prior to the date hereof or were permitted to be acquired under Section 6.7(e);

(i) a Restricted Payment in the form of the distribution of the “G-4” aircraft or its owner;

(j) Restricted Payments may be made in the form of distributions of RDUs pursuant to compensation arrangements with partners;

(k) the Borrower may make Restricted Payments the proceeds of which are used to purchase or redeem the Capital Stock of any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Group Member (other than Senior Partners in the Borrower) or under any agreement then in effect upon such Person’s death, disability, retirement or termination of employment or under the terms of any such agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (f) shall not exceed in any fiscal year $10,000,000 plus (x) the amount of net proceeds contributed to the Borrower during such calendar year from sales of Capital Stock of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements, and (y) the amount of net proceeds of any key man life insurance policies received during such calendar year which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management of any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Capital Stock of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.4; and

(l) Restricted Payments of the proceeds of the Term Loans.

6.5. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any affiliate (other than any Group Member) unless such transaction (a) is otherwise expressly permitted under this Agreement or in the ordinary course of business and consistent with past practices generally, (b) is a Restricted Payment, (c) is upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an affiliate or (d) would not reasonably be expected to have a Material Adverse Effect. For purposes of clarification, “affiliate” shall not mean or include any Apollo Fund.

6.6. Lines of Business. Enter into any business, either directly or indirectly, except for (x) those businesses in which the Group Members are engaged on the date of this Agreement , (y) any asset management business (including any alternative asset management business) and (z) any reasonable extensions of the foregoing or any business reasonably related or complementary to the foregoing.

6.7. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 6.1;

(d) loans and advances to employees, directors, partners or consultants of any Group Member (other than the Senior Partners) (i) in the ordinary course of business in an aggregate principal amount at any one time outstanding of up to the greater of (x) 15% of EBITDA for the most recently completed fiscal quarter for which financial statements have been furnished pursuant to Section 3.1 or 5.1 as of the date of the making of any such loan or advance and (y) $15,000,000; (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Capital Stock of any direct or indirect parent of the Borrower solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(e) Investments made pursuant to the terms of any management, advisory or other agreement with any Apollo Fund or Investments in the nature of “notional investments” in any Apollo Fund or a waiver or deferral of performance fees from Value Investment Fund or any other Apollo Fund as contemplated by terms of any such agreement, provided that no Group Member shall prospectively waive the receipt of cash management advisory fees in exchange for any such Investment if the Leverage Ratio as at the last day of the most recently completed fiscal quarter of the Borrower for which financial statements are available (pro forma for any deposits of Excess Cash Flow made or to be made for any fiscal year then ended) is greater than the Sweep Leverage Ratio for the most recently completed fiscal year of the Borrower, to the extent that such waiver would reasonably be expected to have the effect of reducing Excess Cash Flow for such current fiscal year;

(f) Investments in Group Members;

(g) Swap Agreements entered into (i) for the purpose of reasonably hedging risks related to the business, property, operations or financial condition of the Loan Parties and their Subsidiaries or (ii) to effect, or in the place of, an Investment otherwise permitted under and subject to the limits of this Section 6.7 (provided that such Swap Agreement shall reduce commensurately the basket amount otherwise available for such Investment);

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.7(h) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this paragraph (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.2;

(j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by any Group Member as a result of a foreclosure by any Group Member with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(k) acquisitions by any Group Member of obligations of one or more officers or other employees of any Group Member or any Parent Entity, in connection with such officer’s or employee’s acquisition of Capital Stock of the Borrower or any Parent Entity, so long as no cash is actually advanced by any Group Member to such officers or employees in connection with the acquisition of any such obligations;

(l) Investments to the extent that payment for such Investments is made with, or funded with the proceeds from the sale of, Capital Stock of the Borrower or any direct or indirect parent of the Borrower;

(m) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.4;

(n) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(o) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms;

(p) Investments by Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under, and such Investment shall only be permitted to the extent it is permitted as a Restricted Payment under, the appropriate clause of Section 6.4 for all purposes of this Agreement);

(q) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(r) Investments in the equity interests of one or more newly formed Persons that are received in consideration of the contribution by any Group Member of assets to such Person or Persons; provided that (i) the fair market value of such assets, determined in good faith by the Borrower on an arms’-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed the greater of (x) 20% of EBITDA for the most recently completed fiscal quarter for which financial statements have been furnished pursuant to Section 3.1 or 5.1 as of the date of the making of any such loan or advance and (y) $20,000,000 and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value (as determined in good faith by the Borrower) of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied; and

(s) any Investment; provided that, after giving effect to such Investment and the incurrence of any Indebtedness to finance such Investment, the Leverage Ratio on a pro forma basis for the last day of the most recently completed fiscal quarter of the Borrower is not greater than the Sweep Leverage Ratio for the then current fiscal year of the Borrower.

6.8. Amendments to Management Agreements. Amend, supplement, waive, terminate or otherwise modify any material management agreement with any Apollo Fund such that after giving effect thereto such management agreement shall be materially adverse or less favorable to the interests of the Lenders and would not be in accordance with past practice (it being agreed and understood that any amendment or other modification of such an agreement, for the purpose of achieving non-consolidation for financial reporting purposes of the Apollo Funds with the Borrower and its Subsidiaries, to provide investors in Apollo Funds, and/or independent board members of Apollo Funds, the power to cause a liquidation of such Apollo Fund and/or the power to remove an Apollo Management Company as general partner of manager of such Apollo Fund, shall be permitted).

SECTION 7 EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) the Borrower shall default in the observance or performance of (A) any agreement contained in Section 2.7, (B) clause (i) or (ii) of Section 5.3(a) or (C) Section 6; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; provided further, that this paragraph (e) shall not apply to secured

Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) (i) any material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any material Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) any material provision of any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any affiliate of any Loan Party shall so assert, or any material Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(h) any material provision of the guarantee contained in Section 8 (other than Section 8.1) of this Agreement shall cease, for any reason, to be in full force and effect with respect to any Guarantor or any Loan Party or any affiliate of any Loan Party shall so assert; or

(i) [Reserved]; or

(j) (A) Leon Black, together with related Persons and trusts, shall cease as a group to participate to a material extent in the beneficial ownership of the Borrower or (B) two of the group constituting Leon Black, Josh Harris and Marc Rowan shall cease to be actively engaged in the management, or the direction of management, of the Loan Parties, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Term Loan Commitments shall immediately terminate and the Term Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8 GUARANTY

8.1. Guaranty of Payment. Subject to Section 8.7, each Guarantor hereby unconditionally and irrevocably and jointly and severally guarantees to the Beneficiaries the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). Any payment hereunder shall be made at such place and in the same currency as such relevant Guaranteed Obligation is payable. This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

8.2. Obligations Unconditional. The obligations of each Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees to the fullest extent permitted by applicable law that this guaranty may be enforced by the Beneficiaries without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to this Agreement or any other Loan Document or any collateral, if any, hereafter securing the Guaranteed Obligations or otherwise and each Guarantor hereby waives the right to require the Beneficiaries to proceed against the Borrower or any other Guarantor or any other Person (including a co-guarantor) or to require the Beneficiaries to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall not exercise any right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor (or any other guarantor of the Guaranteed Obligations) for amounts paid under this guaranty until such time as the Beneficiaries have been paid in full. Each Guarantor further agrees to the fullest extent permitted by applicable law that nothing contained herein shall prevent the Beneficiaries from suing in any jurisdiction on this Agreement or any other Loan Document or foreclosing its security interest in or Lien on any collateral, if any, securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement or any instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. To the fullest extent permitted by applicable law, neither a Guarantor’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever (i) by an impairment, modification, change, release or limitation of the liability of the Borrower or any other Guarantor, (ii) by reason of the bankruptcy or insolvency of the Borrower or such other Guarantor or (iii) by reason of the application of the laws of any foreign jurisdiction. Each Guarantor waives to the fullest extent permitted by applicable law any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance of by the Beneficiaries upon this guaranty or acceptance of this guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between the Borrower and the Guarantors, on the one hand, and the Administrative Agent and the Beneficiaries, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

8.3. Modifications. Each Guarantor agrees to the fullest extent permitted by applicable law that (a) all or any part of any security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Beneficiaries shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Loan Document may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

8.4. Waiver of Rights. Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this guaranty by the Beneficiaries and of all Term Loans made to the Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Beneficiaries obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Guaranteed Obligations, or the Beneficiaries’ subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Borrower might otherwise be entitled in connection with the guaranty evidenced by this Section; and (f) demand for payment under this guaranty.

8.5. Reinstatement. The obligations of each Guarantor under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Beneficiaries on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Beneficiaries in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

8.6. Remedies. Each Guarantor agrees to the fullest extent permitted by applicable law that, as between such Guarantor, on the one hand, and the Beneficiaries, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 7 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor.

8.7. Limitation of Guaranty. Notwithstanding any provision to the contrary contained herein, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Federal Bankruptcy Code (as now or hereinafter in effect)). Notwithstanding anything herein or in any other Loan Document, the partners of the Loan Parties shall not be personally liable under this Agreement or any other Loan Document.

SECTION 9 THE AGENT

9.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, electronic message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by a Loan Party and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Term Loan Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Term Loan Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Term Loan Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Term Loan Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

9.8. The Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though it were not the Administrative Agent. With respect to its Term Loans made or renewed by it and with respect to any letter of credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a), 7(c)(A) or 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 10 MISCELLANEOUS

10.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1, Section 2.3(b) and Section 2.13(f). Subject to Section 10.6(f), the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) without the consent of each Lender directly and adversely affected thereby (it being understood that an amendment to financial definitions shall not constitute a reduction in interest rates for purposes of this clause (i)); (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release any of the Collateral in the Cash Collateral Account or release any Guarantor from its obligations under this Agreement if such Guarantor is material (determined by reference to the combined financial condition of the Loan Parties and their Subsidiaries) or release all or substantially all of the other Collateral (other than as permitted under the Loan Documents), in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower and Guarantors:	c/o Apollo Management Holdings, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019
Attention: Barry J. Giarraputo
Telecopy: (212) 515-3478
Telephone: (212) 515-3251

with a copy to:	John Suydam, Esq.
9 West 57th Street, 43rd Floor, New York, New York 10019
Telecopy: (212) 515-3251
Telephone: (212) 515-3237

Administrative Agent:	1111 Fannin Street, Floor 10, Houston, TX 77002-6925
Attention: Siraz Maknojia
Telecopy: (713) 374-4312
Telephone: (713) 427-6416

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.

10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all their reasonable, documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable, documented fees and disbursements of counsel to the Administrative Agent and the Arrangers and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent and the Arrangers shall deem appropriate, (b) to pay or reimburse each Lender, the Administrative Agent and the Arrangers for all its or their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (excluding the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent and the Arrangers, (c) to pay, indemnify, and hold each Lender, the Administrative Agent and the Arrangers harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and the Arrangers and their respective officers, directors, employees, affiliates, agents and controlling Persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans and the reasonable, documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Barry J. Giarraputo (Telephone No. (212) 515-3251) (Telecopy No. (212) 515-3478), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent and the Arrangers. The agreements in this

Section 10.5 shall survive repayment of the Term Loans and all other amounts payable hereunder. Each of the Borrower, the Administrative Agent, the Lenders and the Arrangers waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, punitive or consequential damages.

10.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an entity designated by the Borrower as a “disqualified lender” on or prior to the Closing Date (or after the Closing Date, with the consent of the Administrative Agent, not to be unreasonably withheld) (each such “disqualified lender”, a “Disqualified Lender”) or a natural person), (each such assignee, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (not to be unreasonably withheld), provided that the Borrower shall have absolute discretion to withhold its consent for an assignment to a Lender, an affiliate of a Lender, or an Approved Fund (as defined below) if after giving effect to such assignment such Lender and its affiliates and related Approved Funds would hold directly, as a Lender or, indirectly as a Participant, greater than 15% of the aggregate principal amount of the Term Loans; provided, further, that notwithstanding anything herein to the contrary, such prior written consent of the Borrower shall not be required if an Event of Default under Section 7(a), 7(c)(A) or 7(f) has occurred and is continuing; and

(B) the Administrative Agent, provided that (unless the assigning Lender is an Affiliate Lender, in which case the consent of the Administrative Agent shall be required) no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments or Term Loans, the amount of the Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities law.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender or (b) an affiliate of a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, with the consent of the Borrower (not to be unreasonably withheld) but without the consent of the Administrative Agent, sell participations to one or more banks or other entities (other than a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, further, that the consent of the Borrower shall not be required if an Event of Default under Section 7(a), 7(c)(A) or 7(f) has occurred and is continuing. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant; provided, further, however that notwithstanding anything to the contrary in this Section 10.6, each Lender shall have the right to sell one or more participations in all or any part of its Commitments, Loans or any other Obligations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant shall be subject to Section 10.7 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (if required pursuant to paragraph (c)(i) above). Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(d), (e) and (f).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding anything to the contrary in this Agreement, with respect to (i) any waiver, amendment, supplement or modification of this Agreement or any other Loan Document, (ii) any consent or request by any Lenders as contemplated at the end of Section 7 or any directions by any Lenders as contemplated by Section 9.5 or (iii) any instruction or authorization given to the Administrative Agent under this Agreement or any other Loan Document (in each case, to the extent that such Subordinated Obligations Holder, or the Subordinated Obligations Holders as a group, are (subject to Section 2.13(f)) treated therein in the same, or a better, manner than the other Lenders), any

Subordinated Obligations Holders shall be deemed to agree, consent, approve or join such waiver, amendment, supplement or modification, such consent, request or directions or such instruction or authorization if it has otherwise been agreed or consented to, or joined in, by the Required Lenders, calculated for this purpose on a basis that disregards (for certainty of clarity, in both the numerator and the denominator) the Term Loans held by any Subordinated Obligations Holders from time to time and, if requested by the Administrative Agent, each Subordinated Obligations Holder shall take such actions at its sole cost and expense as are reasonable in the circumstances to confirm, evidence or implement its agreements in this clause.

(g) The Lenders (other than Affiliate Lenders) may hold discussions, which may include the Administrative Agent and advisers to the foregoing, with respect to matters of concern to them relating to the Borrower or any of its affiliates or this Agreement or any other Loan Document without inviting or permitting participation therein by Affiliate Lenders or sharing with Affiliate Lenders any notice or report thereof or any materials prepared to facilitate or further such discussions or otherwise requested in connection therewith.

(h) No Affiliate Lender shall have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, any Arranger or any other Lender or any of their respective affiliates with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent, such Arranger or such other Lender or affiliate thereof under the Loan Documents.

(i) Any agreement, consent or waiver of any Subordinated Obligations Holder deemed received pursuant to Section 10.6(f) shall be deemed to have been received by the Administrative Agent simultaneously with its receipt of the agreement, consent or waiver of the Required Lenders (in each case as calculated as provided in Section 10.6(f)), for purposes of determining the entitlement of any Subordinated Obligations Holders to any consent or similar fee or any other consideration to Lenders (or any appropriate grouping thereof) agreeing or consenting to such waiver, amendment or modification.

10.7. Adjustments; Set-off. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall, at any time after the Term Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12. Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) for the purpose of proceedings in the courts of the State of New York and the United States courts for the Southern District of New York, in each case sitting in the borough of Manhattan, the Borrower hereby irrevocably designates as of the effective date National Registered Agents, Inc. with offices currently located at 875 Avenue of the Americas, Suite 501, New York, New York 10001 as its agent for service of process. In the event that such agent or any successor shall cease to be located in the borough of Manhattan, the Borrower shall promptly and irrevocably before the relocation of such agent for service of process, if practicable, or promptly thereafter designate a successor agent, which successor agent shall be located in the borough of Manhattan, and notify the Administrative Agent thereof, to accept on its behalf service of any and all process or other documents which may be served in any action or proceeding in any of such courts and further agrees that service upon such agent shall constitute valid and effective service upon the Borrower and that failure of any such agent to give any notice of such service to the Borrower shall not affect the validity of such service or any judgment rendered in any action or proceeding based thereon. Excepting the Borrower, each of the parties hereto agrees that service of any and all such process or other documents on such Person may also be effected by registered mail to its address as set forth in Section 10.2. With respect to the Borrower, service, of any and all such process or other documents to National Registered Agents, Inc. or such other agent for service of process designated by the Borrower in accordance with this Agreement, service of process shall constitute valid and effective service only if made in Person;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13. Acknowledgements. Each of the parties hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Loan Party and the Lenders.

10.14. Releases of Guarantees and Liens. At such time as the Term Loans and the other due and owing obligations under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. At the Borrower’s request and at the Borrower’s cost, the Administrative Agent shall provide all documents reasonably requested to effect the foregoing.

10.15. Confidentiality. Each of the Administrative Agent, the Arrangers and each Lender agrees to keep confidential all information provided to it by any Loan Party, the Administrative Agent, the Arrangers or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent, the Arrangers or any Lender from disclosing any such information (a) to the Administrative Agent, the Arrangers, any other Lender or any affiliate thereof, (b) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates on a need to know basis (it being understood that, as applicable, the Administrative Agent, the Arrangers and the Lenders shall be responsible for any breach of this Section 10.15 by their or their affiliates’ respective employees, directors, agents, attorneys, accountants and other professional advisors), (c) upon the demand of any Governmental Authority, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (e) if required to do so in connection with any litigation or similar proceeding, (f) that has been publicly disclosed, or (g) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by any Loan Party, the Administrative Agent or the Arrangers pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Loan Parties and its affiliates and their related parties or their respective securities. Accordingly, each Lender represents to each Loan Party, the Administrative Agent and Arrangers that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16. USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

10.17. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Exhibit I

FORM OF:

TERM LOAN EXTENSION NOTIFICATION

[Lender]

[Address]

CONFIDENTIAL

[            ], 20[    ]

Apollo Management Holdings, L.P.

Pro Rata Extension Offer

Ladies and Gentlemen,

We refer to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of December [    ], 2010, among Apollo Management Holdings, L.P., (the “Borrower”), the Guarantors party thereto, the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms not otherwise defined in this Term Loan Extension Notification shall have the meanings set forth in the Credit Agreement.

1. Pursuant to Section 2.19 of the Credit Agreement, the Borrower wishes to extend the maturity of the Term Loans held by you with a Maturity Date earlier than the Maturity Date set forth below such that the Maturity Date of such extended Term Loans shall be as set forth below from the Effective Date as set forth below:

Maturity Date: [            ]

Effective Date: [            ]

2. For purposes of the Credit Agreement, any Term Loans (or any portions thereof) the Maturity Date of which you agree to extend to the Maturity Date set forth above shall, from the Effective Date set forth above, have the following terms:

Applicable Margin: [            ]

Applicable Pricing Grid: [            ]

Fees: [            ]

This offer is a Pro Rata Extension Offer for purposes of the Credit Agreement. Should you wish to participate in this Pro Rata Extension Offer, you must countersign this notification indicating the Term Loans or portion thereof which you wish to convert to Further Extended Maturity Term Loans and return this notification to the Administrative Agent in accordance with Section 10.2 of the Credit Agreement no more than three Business Days prior to the Effective Date set forth above. For purposes of any future Pro Rata Extension Offers, communications with the Administrative Agent and generally, any Term Loans extended pursuant to this Extension shall be known as the “[Effective Date] Further Extended Maturity Term Loans.” [This Extension shall not become effective unless [            ].]

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Borrower:

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	APOLLO MANAGEMENT HOLDINGS GP, LLC its General Partner

By:
Name:
Title:

The undersigned signatory, in its capacity as a Lender holding Term Loans in the principal amount(s) indicated below, hereby agrees to extend such Term Loans on the terms set forth in this Term Loan Extension Notification in the amounts set forth below:

	Aggregate Principal Amount of Term Loans	Aggregate Principal Amount of Term Loans to be converted into [Effective Date] Further Extended Maturity Term Loans

Original Maturity Term Loans

Extended Maturity Term Loans

Further Extended Maturity Term Loans[1]

Lender Name

By
Name:
Title:

By
Name:
Title:

[1]	Please complete with the Effective Date of the Extension pursuant to which such Term Loans became such Further Extended Maturity Term Loans. Please add additional lines to the extent necessary.